UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported): July 29, 2008

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany-Shaker Road, Latham, New York 12110
(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 29, 2008, Smart Hydrogen Inc. appointed Andrew Dimitri and Dennis V. Pivnyuk to serve as a directors of Plug Power Inc. (the "Company") effective as of July 30, 2008. Mr. Dimitri is the Chief Executive Officer of ExImWare, Inc., a privately held company that develops trade, procurement and risk management software solutions and services for bulk commodity companies, primarily in the agri-commodity industries. Mr. Pivnyuk is a market development manager for Interros Holding Company, where he focuses on hydrogen and the commercialization of fuel cell technologies and products in the Russian market. Interros is a principal, along with Norilsk Nickel, in Smart Hydrogen. On July 31, 2008, the Company issued a press release regarding the appointment of Mr. Dimitri and Mr. Pivnyuk. The press release is attached as Exhibit 99.1 hereto.

In connection with their appointment to the Board of Directors, Mr. Dimitri and Mr. Pivnyuk became a party to the Company's standard indemnification agreement with non-employee directors and were each granted options to purchase 15,000 shares of the Company's common stock at an exercise price of $2.42 per share (the closing price of the Company's common stock on the NASDAQ Global Market on July 30, 2008) in accordance with the Company's Non-Employee Director Compensation Policy.

Mr. Dimitri and Mr. Pivnyuk will replace Sergey L. Batekhin and Lisa Rosenblum, who each resigned as a director of the Company effective July 30, 2008.

Under the Certificate of Designations setting forth the terms of the Company's Class B Capital Stock, the holders of the Company's Class B Capital Stock are currently entitled to appoint up to four of the Company's directors. Smart Hydrogen currently holds all of the Company's Class B Capital Stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated July 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: July 31, 2008 By: /s/ Andrew Marsh

Andrew Marsh

Chief Executive Officer